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                                                                    Exhibit 16.1






March 2, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We are currently principal accountants for First Union Real Estate Equity and Mortgage Investments (the Registrant) and, under the date of March 28, 2003, we reported on the combined financial statements of the Registrant and First Union Management, Inc. as of and for the years ended December 31, 2002 and 2001. On February 25, 2004, we advised the Registrant that we declined to stand for reelection, and as such the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Registrant's combined financial statements as of and for the year ended December 31, 2003, and the issuance of our report thereon. We have read the Registrant's statements included under Item 4 of its Form 8-K dated February 25, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Registrant's statement that the Board of Trustees has not, as of February 27, 2004, approved the engagement of a new auditor for the Registrant.

Very truly yours,

/s/ KPMG LLP